Exhibit 21.1

List of Subsidiaries

Euramax Holdings, Inc., Delaware
Amerimax Richmond Company, Indiana
Ellbee Limited, United Kingdom
EMAX Metals LLC, Delaware
EMAX North LP, United Kingdom
EMAX Products LLC, Delaware
Euramax B.V., Netherlands
Euramax Canada, Inc., Canada
Euramax Canada Holdings, Inc., Canada
Euramax Coated Products, B.V., Netherlands
Euramax Coated Products Limited, United Kingdom
Euramax Continental Limited, United Kingdom
Euramax Europe Limited, United Kingdom
Euramax European Holdings Limited, United Kingdom
Euramax Holdings Limited, United Kingdom
Euramax Industries S.A, France
Euramax International, Inc., Delaware
Euramax International Holdings B.V., Netherlands
Euramax International Holdings Limited, United Kingdom
Euramax International Limited, United Kingdom
Euramax Netherlands B.V., Netherlands
Euramax UK Limited, United Kingdom